EXHIBIT D-5



                            UNITED STATES OF AMERICA
                                   BEFORE THE
                      FEDERAL ENERGY REGULATORY COMMISSION

                                   )
Carolina Power & Light Company     )    Docket No. EC00-
                                   )                    --------


                         APPLICATION OF CAROLINA POWER &
                         LIGHT COMPANY FOR AUTHORITY TO
                   IMPLEMENT PROPOSED CORPORATE REORGANIZATION


                                   Frank Schiller
                                   Associate General Counsel
                                   Carolina Power & Light Company
                                   411 Fayetteville Street
                                   Raleigh, N.C.  27601-1748
                                   919-546-5362
                                   919-546-3805 (fax)
                                   frank.schiller@cplc.com

                                   James K. Mitchell
                                   Thelen Reid & Priest LLP
                                   701 Pennsylvania Avenue, N.W.
                                   Washington, D.C. 20004
                                   (202) 508-4002
                                   (202) 508-4321 (fax)
                                   jmitchell@thelenreid.com


October 26, 1999

                            UNITED STATES OF AMERICA
                                   BEFORE THE
                      FEDERAL ENERGY REGULATORY COMMISSION

                                        )
Carolina Power & Light Company          )    Docket No. EC00-
                                        )                    --------

                         APPLICATION OF CAROLINA POWER &
                    LIGHT COMPANY FOR AUTHORITY TO IMPLEMENT
                        PROPOSED CORPORATE REORGANIZATION

         Carolina Power & Light Company ("CP&L") requests that the Commission authorize implementation of a corporate reorganization described herein that will create a holding company structure through a share exchange (the "Transaction"). The Transaction will create a new holding company that will hold the common stock of CP&L. Because the Transaction might be deemed to result in a "disposition of jurisdictional facilities" in light of the Commission's decision in Central Vermont Public Service Corporation, 39 FERC P. 61,295 (1987), CP&L
   ------------------------------------------
seeks this authorization under Section 203 of the Federal Power Act ("FPA"), 16 U.S.C. ss.824b, and the Commission's regulations at 18 C.F.R. Part 33 (1998).

         As demonstrated below, the Transaction will have no effect on CP&L's jurisdictional facilities, rates or services. The Transaction therefore will be consistent with the public interest.

         The Board of Directors of CP&L has approved the share exchange and recommended shareholder approval, and CP&L's shareholders recently approved the transaction at the shareholder meeting and vote on October 20, 1999.

          The Transaction is anticipated to be implemented as soon as practicable after all necessary regulatory approvals have been obtained. To facilitate completion of the Transaction and the benefits resulting therefrom, CP&L requests that the Commission provide a 30-day notice period for comments. A

30-day notice period is appropriate since this corporate reorganization does not involve a merger or disposition of assets to a third-party and thus raises no issues under the Commission's Section 203 guidelines.

         I.   INTRODUCTION AND BACKGROUND
              ---------------------------

         CP&L is a North Carolina corporation engaged primarily in the generation, transmission and distribution of electricity. CP&L is a "public utility" as defined in Section 201(e) of the FPA, 16 U.S.C.A. ss.824(e).1 CP&L sells electricity at wholesale to, and transmits electricity in interstate commerce for, other electric utilities under rate schedules on file with the Commission. CP&L also sells electricity at retail in North Carolina and South Carolina. North Carolina Natural Gas Corporation ("NCNGC"), a direct subsidiary of CP&L, distributes natural gas to retail customers in North Carolina.

         II.  DESCRIPTION OF THE PROPOSED RESTRUCTURING
              -----------------------------------------

         The Board of Directors of CP&L has made a business decision to restructure CP&L so that it will become a separate subsidiary of a new parent holding company, with the current holders of CP&L common stock becoming the holders of the common stock of the new parent. To implement this restructuring, CP&L has established a North Carolina corporation, CP&L Holdings, Inc. ("Holdings") which now has a nominal amount of stock outstanding and no present business or properties of its own. All of the currently outstanding shares of Holdings common stock are owned by CP&L.



--------------
1   16 U.S.C.A. ss.824(e) (Law. Coop 1994).

         CP&L and Holdings have entered into an Agreement and Plan of Share Exchange ("Exchange Agreement") which provides for the exchange of CP&L common stock for Holdings common stock (see, Exhibit H). The principal terms of the Exchange Agreement are as follows:

         o each share of CP&L common stock outstanding immediately prior to the effective time of the share exchange will be exchanged automatically for one new share of Holdings common stock;

         o Holdings will become the owner of all outstanding CP&L common stock; and

         o the shares of Holdings common stock held by CP&L immediately prior to the share exchange will be canceled.

         Upon completion of the share exchange, Holdings will become the parent company of CP&L and will own all of the common stock of CP&L. All of the Holdings common stock outstanding immediately after the share exchange will be owned by the former holders of CP&L common stock (i.e., each former CP&L common
                                                  ---
shareholder will receive an identical number of Holdings common shares so that there will be no real change in the pool of shareholders). Following the share exchange, the stock of some of CP&L's existing subsidiaries may be transferred to Holdings, causing those companies to become direct subsidiaries of Holdings.2

         Under the Transaction, CP&L's outstanding preferred stock will not be exchanged in the share exchange and will continue to be shares of CP&L preferred stock. The share exchange will not change the rights of the holders of these preferred shares as currently provided in CP&L's charter. Debt of CP&L will remain unchanged and will continue as outstanding obligations of CP&L after the share exchange.



--------------
2 The proposed corporate structure after completion of the Transaction is shown on page 2 of the Proxy Statement issued by CP&L in conjunction with the Transaction, copies of which are included in Exhibit G hereto.

         III. REASONS FOR THE CORPORATE REORGANIZATION
              ----------------------------------------

         Transformation to a holding company structure will enable CP&L to respond more effectively to the ongoing changes in the electric power industry today and to take better advantage of the opportunities that will become available in the future. Formation of the new holding company structure also will facilitate regulation by providing a clearer separation of regulated and unregulated businesses, while providing the company with greater flexibility in establishing and financing new business initiatives.

         The electric power industry has gone through rapid change in recent years. Federal legislation and actions by this Commission have resulted in significant changes in regulation of the wholesale power segment of the utility business. Although it is impossible to predict the precise nature of the future business environment for the electric power industry, these changes will inevitably impact CP&L's existing businesses and will also create opportunities for new regulated and unregulated ventures.

         The holding company organization contemplated in the Transaction is quite common in the utility industry, particularly where regulated and non-regulated businesses are both conducted within the same corporate structure. A number of electric utilities have received Commission approval to implement such restructurings in recent years. CP&L anticipates that, after the Transaction is completed, some of its current non-utility subsidiaries will become direct (first-tier) subsidiaries of Holdings, and that future new entities or acquisitions will also be structured as subsidiaries of Holdings. This will allow a better separation of the various lines of businesses, including a separation of the regulated utility businesses from unregulated ventures. Such separation is expected to simplify regulation of each regulated subsidiary of Holdings.

         Overall, the Transaction will allow management to make decisions and respond more effectively to the specific needs and characteristics of new business ventures in such areas as financing requirements and capital structures. At the same time, CP&L would continue, in a substantially unchanged form, as a separate regulated public utility subsidiary of Holdings and would remain subject to the jurisdiction of this Commission, the North Carolina Utilities Commission and the South Carolina Public Service Commission.

         IV.  THE TRANSACTION IS CONSISTENT WITH THE PUBLIC INTEREST
              ------------------------------------------------------

         A.   Jurisdictional Issues
              ---------------------

         The Commission has held that the transfer of a public utility's common stock from its existing shareholders to a newly created holding company constitutes a transfer of the ownership and control of the utility's jurisdictional facilities and is thus a "disposition of facilities" subject to Commission review and approval under Section 203 of the FPA. Accordingly, because the Transaction would entail the transfer of the ownership of its common stock from existing shareholders to Holdings, CP&L is seeking the Commission's approval under Section 203.

         B.   Standards of Review
              -------------------

         Section 203 of the FPA requires that a proposed disposition of facilities be approved by the Commission if it would be "consistent with the public interest." The Commission routinely has found that a corporate reorganization involving the creation of a holding company structure is consistent with the public interest.3 CP&L submits that, consistent with these prior decisions, its proposed restructuring is consistent with the public interest.



--------------
3   See, e.g., New York State Electric & Gas Corp., 81 FERC P. 62,201
    (1997); Consolidated Edison Company of New York, 81 FERC P. 62, 070
    (1997); Pennsylvania Power & Light Company, 69 FERC P. 62,267 (1994).

         As outlined above, the Transaction will provide CP&L with a corporate structure that will facilitate the separation of regulated from currently unregulated business activities as well as those activities that currently are regulated but may become unregulated or competitive in the future. Thus, under the proposed corporate structure, it would be easier in the future to disaggregate the currently vertically integrated and regulated utility business into its constituent retail and wholesale business segments. The Transaction also will further insulate utility ratepayers, both wholesale and retail, from the financial risks of present and future unregulated business activities. Moreover, as explained below, the Transaction will have no effect on CP&L jurisdictional facilities, rates or services.

         As outlined above, the Transaction is a reorganization of an existing business and not a merger or disposition of physical facilities to a third-party necessitating application of the Commission's merger guidelines. 4 Even if the Transaction were reviewed relative to those guidelines, creation of the new holding company structure is consistent with the public interest because it does not affect competition, does not affect rates, and does not affect regulation under Federal or state law.

         1.   THE TRANSACTION WILL NOT HAVE AN ADVERSE EFFECT ON COMPETITION

         While the Transaction may technically be deemed to result in a "change in ownership" of jurisdictional facilities by virtue of the creation of a new holding company, the Transaction involves only CP&L and its affiliates. The Transaction does not result in any change in the ownership or operation of CP&L's physical facilities, its jurisdictional contracts or any change in the concentration of control over assets for generation, transmission, or inputs to



--------------
4   F.E.R.C. Order No. 592, Docket No. RM96-6-000, 77 F.E.R.C. P. 61,263
    ("Guidelines").

generation that could be used as barriers to entry. Accordingly, the Transaction will have no effect on competition in any relevant market. In similar cases, the Commission has not required the applicants to file detailed competitive analyses pursuant to Appendix A of its merger guidelines. See, e.g., Central Maine Power
                                                            -------------------
Company, 84 FERC P. 61,030 at 61,133 (1998). Thus, CP&L submits that the
-------
Comission should likewise find that the proposed restructuring would have no effect on competition.

         2.   THE TRANSACTION WILL NOT AFFECT RATE LEVELS.

         The Transaction will have no effect on either CP&L's operating costs or rate levels or its capital structure. The administrative costs of implementing the Transaction will not affect CP&L's existing retail or wholesale rates and CP&L commits that these costs will not be included in rates in the future. Any changes to CP&L's wholesale power or transmission rates will continue to be subject to the Commission's review under the Federal Power Act.

         CP&L will still exist as a separate corporate entity subject to the Commission's regulation after the Transaction. Pursuant to the share exchange, the only effect is to exchange common shares in CP&L for a like number of common shares in Holdings, which will then become the sole shareholder of CP&L. The assets and the financial statements of CP&L will be unaffected by the exchange except for adjustments to reflect the transfer to Holdings of CP&L's ownership interests in certain subsidiaries.5 CP&L's books and records will continue to be maintained in accordance with the Commission's Uniform System of Accounts. Thus, there will be no affect on rate levels as a consequence of the Transaction.



--------------
5 Existing CP&L subsidiaries, including North Carolina Natural Gas Corporation and Interpath Communications, Inc., may be transferred to Holdings. CP&L's financial statements, therefore, will treat such subsidiaries differently in the future. There will be a charge to the equity accounts of CP&L to reflect the removal of these subsidiaries as an investment.

         3. THE TRANSACTION WILL NOT IMPAIR THE EFFECTIVENESS OF STATE OR FEDERAL REGULATION

         The proposed Transaction will not impair effective regulation of CP&L's utility operations by either state or Federal agencies or create any regulatory gap. CP&L became an "exempt" holding company under Section 3(a)(2) of the Public Utility Holding Company Act ("PUHCA") upon completion of its recent acquisition of NCNGC. Following completion of the share exchange, Holdings, as the owner of all of the outstanding CP&L common stock, will also be an exempt holding company under PUHCA. In particular, Holdings will claim an exemption from most of the provisions of PUHCA under Section 3(a)(1), as a company whose utility subsidiaries generating material portions of its income are incorporated and carry on their business substantially in a single state.

         CP&L's utility services, rates and facilities will be unaffected by the transaction and will continue to be regulated by the FERC, the North Carolina Utilities Commission, and the South Carolina Public Service Commission. Further, since Holdings will qualify for an exemption from PUHCA registration, there will be no shift of regulatory authority from the Commission to the Securities and Exchange Commission, and the Commission will continue to have jurisdiction over CP&L.

         V.   INFORMATION REQUIRED BY THE COMMISSION'S REGULATIONS
              -----------------------------------------------------

         The following information is required by Section 33.2 of the Commission's regulations:

         (a)  NAME AND ADDRESS OF PRINCIPAL BUSINESS OFFICE

                    Carolina Power & Light Company
                    411 Fayetteville Street
                    Raleigh, N.C.  27601-1748

         (b)  PERSONS AUTHORIZED TO RECEIVE NOTICES AND COMMUNICATIONS

                    Frank Schiller
                    Associate General Counsel
                    Carolina Power & Light Company
                    411 Fayetteville Street
                    Raleigh, N.C.  27601-1748
                    (919) 546-5362
                    (919) 546-7474 (fax)

                    James K. Mitchell
                    Thelen Reid & Priest LLP
                    701 Pennsylvania Avenue, N.W.
                    Washington, D.C. 20004
                    (202) 508-4002
                    (202) 508-4321 (fax)

          (c) DESIGNATION OF TERRITORIES SERVED, BY COUNTY AND STATE

         CP&L's retail service territory (gas and electric) is entirely within the States of North Carolina and South Carolina, and includes the following counties:

-------------------------------------------------------------------------------
NORTH CAROLINA                                    SOUTH CAROLINA
--------------                                    --------------
-------------------------------------------------------------------------------

Alamance                                          Chesterfield
Anson                                             Clarendon
Avery                                             Darlington
Beaufort                                          Dillon
Bertie                                            Florence
Bladen                                            Georgetown
Brunswick                                         Horry
Buncombe                                          Kershaw
Carteret                                          Lancaster
Caswell                                           Lee
Chatham                                           Marion
Columbus                                          Marlboro
Craven                                            Sumter
Cumberland                                        Williamsburg
Duplin
Durha,
Edgecombe
Franklin
Granville
Greene
Guilford
Halifax
Harnett
Haywood
Henderson
Hertford
Hoke
Jackson
Johnston
Jones
Lee
Lenoir
Madison
Martin
McDowell
Mitchell
Montgomery
Moore
Nash
New Hanover
Northhampton
Onslow
Orange
Pamlico
Pender
Person
Pitt
Randolph
Richmond
Robeson
Rutherford
Sampson
Scotland
Stanly
Union
Vance
Wake
Warren
Wayne
Wilson
Yancey

-------------------------------------------------------------------------------

         (d)  STATEMENT OF JURISDICTIONAL FACILITIES

         CP&L owns and operates 5,852 miles of transmission facilities ranging from 115 KV to 500 KV.

         (e)  NATURE OF TRANSACTION AND DESCRIPTION OF CONSIDERATION

         As described above, this application is for authorization to implement a corporate reorganization by means of a share exchange. There is no cash consideration or sales price involved.

         (f)  STATEMENT OF FACILITIES; PRESENT AND PROPOSED USES

         The facilities to be "disposed of, consolidated or merged" include all of the facilities currently owned by CP&L. However, the Transaction does not entail the actual disposition of any physical facilities or jurisdictional contracts. After the Transaction, title, possession and use of all jurisdictional facilities will remain with CP&L. Ultimate control of CP&L will remain in the hands of CP&L's current stockholders because all of Holdings common stock will be owned by CP&L's common stockholders. There will be no change in the use of CP&L's facilities after the Transaction.

         (g)  COST OF FACILITIES

         The cost of CP&L's net utility plant in the form prescribed by the Commission's Uniform System of Accounts is shown at page 5 of Exhibit C to this application.

         (h) EFFECT OF TRANSACTION ON CONTRACTS FOR PURCHASE, SALE OR INTERCHANGE OF ELECTRIC ENERGY

         The proposed Transaction will have no effect on any of CP&L's contracts for the purchase, sale or interchange of electric energy.

         (i)  OTHER REGULATORY FILINGS

         CP&L has filed for or will file for several regulatory approvals, in addition to those required from this Commission. The following approvals are required:

         State Utility Commissions. CP&L is subject to the jurisdiction of the
         -------------------------
North Carolina Utilities Commission and the South Carolina Public Service Commission, both of which must approve the share exchange. CP&L has filed applications with the North Carolina Utilities Commission and the South Carolina Public Service Commission seeking the necessary approvals for the holding company transaction.

         Atomic Energy Act. A provision in the Atomic Energy Act requires NRC
         -----------------
consent for the transfer of control of NRC licenses. CP&L filed an application for NRC approval under the Atomic Energy Act for the indirect transfer of control of its nuclear plant licenses resulting from the share exchange on September 15, 1999.

         Public Utility Holding Company Act of 1935. CP&L is currently an exempt
         ------------------------------------------
public utility holding company under Section 3(a)(2) of PUHCA. To implement the Transaction, the new holding company (i.e. Holdings) must obtain the approval of the SEC under Sections 9(a)(2) and 10 of PUHCA. In addition, Holdings intends to claim an exemption as a holding company under PUHCA pursuant to Section 3(a)(1) of PUHCA. Holdings will still be subject to the requirements of Section 9(a)(2) of PUHCA concerning approval of the acquisition of the securities of any other electric or gas utility company.

         Federal Communications Commission. CP&L holds certain licenses issued
         ---------------------------------
by the Federal Communications Commission ("FCC"). CP&L expects to file applications for approval of a pro forma change of control of the licensee in the near future.

         (j) FACTS SHOWING THAT THE PROPOSED TRANSACTION WILL BE CONSISTENT WITH THE PUBLIC INTEREST

         The facts relied upon are set forth above in Sections I through IV of this application. As stated herein, the Transaction will provide greater flexibility to separate unregulated business activities from CP&L, thereby facilitating the restructuring of the utility business while assuring the continued ability of the Commission and state regulators to review utility costs and revenues.

         (k)  STATEMENT OF FRANCHISES HELD

         CP&L has electric and gas franchises in North Carolina and South Carolina associated with the conduct of its utility business. A summary of those franchises is attached hereto as Attachment No. 1

         (l)  FORM OF NOTICE

         A form of notice of this filing, suitable for publication in the Federal Register, is included as Attachment No. 2 hereto.

         VI.  REQUIRED EXHIBITS
              -----------------

         The following exhibits required by Section 33.3 of the Commission's regulations are filed herewith, except as noted in the Exhibits:

         EXHIBIT A.  Resolutions of CP&L's Board of Directors.

         EXHIBIT B. The statement of the measure of control or ownership exercised by or over each party to the transaction as to any public utility, or bank, trust company, banking association, or firm that is authorized by law to underwrite or participate in the marketing or securities of a public utility, or any company supplying electric equipment to such party.

         EXHIBIT C. Balance sheets and supporting plant schedules for the 12-month period ended June 30, 1999, in the form prescribed for Statement C of the Commission's Annual Report Form No. 1, prescribed by ss.141.1 of the Commission's regulations.

         EXHIBIT D. A statement of all known material contingent liabilities.

         EXHIBIT E. Income statement for the 12-month period ended June 30, 1999, in the form prescribed for Statement C of the Commission's Annual Report Form No. 1 prescribed by ss.141.1 of the Commission's regulations.

         EXHIBIT F. An analysis of retained earnings for the 12-month period ended June 30, 1999.

         EXHIBIT G. Copies of each application filed with a state or federal regulatory commission other than the Commission and the Federal Communications Commission ("FCC") in connection with the Transaction. The application for FCC approval for the pro forma change in control over CP&L's radio licenses will be submitted to the Commission as an addendum to this application as soon as it is completed and filed with the FCC

         EXHIBIT H.  Contracts in respect of the Transaction.

         EXHIBIT I. A map showing CP&L's properties and interconnections, and the principal cities of the area served.

         VII. CONCLUSION
              ----------

         The Transaction proposed by CP&L satisfies the standards of Section 203 of the Federal Power Act and consequently should be approved by the Commission. The reorganization is not the type of merger transaction or disposition of physical facilities or jurisdictional contracts to a third party contemplated by the Guidelines. However, even if the Guidelines were applied, the Transaction raises no material issues and should be approved expeditiously by the Commission.

                                   Respectfully submitted,

                                   Counsel for Carolina Power & Light Company


                                   /s/ James K. Mitchell
                                   -------------------------------------
                                   James K. Mitchell
                                   Thelen Reid & Priest LLP
                                   701 Pennsylvania Avenue, N.W.
                                   Washington, D.C. 20004
                                   (202) 508-4002

                                   Frank Schiller
                                   Associate General Counsel
                                   Carolina Power & Light Company
                                   411 Fayetteville Street
                                   Raleigh, N.C.  27601-1748
                                   (919) 546-5362

October 26, 1999